Exhibit 99.1

Commercial Note Renewal Letter

10 Franklin Rd SE

Roanoke, Virginia 24011

July 25, 2012

Tracy G. Smith, SVP and CFO

Optical Cable Corporation

5290 Concouse Drive

Roanoke, VA 24019

Subject: Renewal of Commercial Note and Extension of Maturity Date

Dear Tracy:

SunTrust Bank hereby agrees to renew your open-end revolving line of credit under Commercial Note Number 6899978-18,26,34 (the “Note”), dated April 30, 2010 in the amount of $6,000,000.00, made by Optical Cable Corporation. (the “Borrower”). Upon our receipt of the original of this letter duly executed by you as provided below, we hereby agree to extend the current maturity date of May 31, 2013 to May 31, 2014. If the Note is not renewed, the outstanding principal amount and all unpaid accrued interest will be due and payable on the current maturity date.

Other than the maturity date as changed above, all other terms and conditions of the Note and all other documents executed in connection with the Note remain unchanged unless otherwise agreed in a separate writing by SunTrust. Any collateral or guaranties which currently secure the Note will continue to secure the Note as renewed.

If you have questions regarding this matter, please call me at 540-982-3120.

Sincerely,

/s/ J Graham Leonard III

J Graham Leonard III

Senior Vice President, Commercial Banking

SunTrust Bank

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SunTrust Corporate Forms

Acknowledge your acceptance of the above terms by executing the original of this letter and returning it in the envelope provided no later than 07/26/2012.

By accepting this extension of the Note, the Borrower represents and warrants to SunTrust that all representations and warranties made by the Borrower in the Note and any other documents executed in connection therewith are true and correct on the renewal date, July 25, 2012, and that no event of default exists on such renewal date.

Accepted and agreed this 25th day of July, 2012.

Optical Cable Corporation

By:	/s/ Tracy G Smith
Tracy G Smith, SVP and CFO

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SunTrust Corporate Forms